BROWN-FORMAN REPORTS STRONG BROAD-BASED
FISCAL 2023 NET SALES GROWTH
June 7, 2023, LOUISVILLE, KY — Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its fourth quarter and fiscal year ended April 30, 2023. For the fourth quarter, reported net sales increased 5%1 to $1.0 billion (+4% on an organic basis2). In the quarter, reported operating income increased 21%1 to $298 million (+3% on an organic basis) and diluted earnings per share increased 36% to $0.43 in the quarter.
For the full year, reported net sales increased 8% to $4.2 billion (+10% on an organic basis). Reported operating income decreased 6% to $1.1 billion (+8% on an organic basis) in fiscal 2023 reflecting lower gross margin, higher non-cash impairment charges (largely related to the Finlandia brand name), and higher operating expenses, including certain post-closing expenses in connection with the acquisitions of Diplomático and Gin Mare. Diluted earnings per share decreased 7% to $1.63 due to the decrease in reported operating income and higher pension settlement charges, partially offset by the benefit of a lower effective tax rate.
Lawson Whiting, Brown-Forman’s President and Chief Executive Officer stated, “In fiscal 2023,
Brown-Forman continued its tradition of delivering strong organic top and bottom line growth. We were able to build on last year's double-digit organic net sales growth by continuing the premiumization of our portfolio, investing boldly in our brands, building new strategic relationships, developing and supporting our talented people, and honoring our values. As we turn our focus to fiscal 2024, I believe we can grow on this elevated foundation and continue to deliver Nothing Better in the Market.”

Fiscal 2023 Highlights
•Delivered broad-based reported net sales growth across all geographic clusters and the Travel Retail channel driven by strong consumer demand and favorable price/mix, partially offset by the negative effect of foreign exchange.
•Portfolio growth was led by:
◦Continued very strong double-digit growth of Woodford Reserve as reported net sales increased 26% (+27% organic).
◦Jack Daniel’s Tennessee Whiskey with reported net sales growth of 3% (+8% organic).
◦Jack Daniel’s Ready-to-Drink (RTD)/Ready-to-Pour (RTP)3 with double-digit reported net sales growth of 11% (+16% organic) fueled by the launch of the Jack Daniel’s & Coca-Cola RTD in the United States.
•Reported gross margin contracted 180 basis points driven by inflation, supply chain disruption costs, and foreign exchange, partially offset by favorable price/mix and the removal of the European Union and United Kingdom tariffs on American whiskey.
•Strongly invested behind our brands to support long-term growth with an increase in reported advertising expense of 15% (+18% organic).
•Acquired the number one ultra-premium gin, Gin Mare, and the number one super- and ultra- premium rum, Diplomático (IWSR 2022).
•Returned $378 million to stockholders through the regular quarterly dividend.
Fiscal 2023 Brand Results
•The Jack Daniel’s family of brands’3 reported net sales growth of 4% (+9% organic) was led by Jack Daniel’s Tennessee Whiskey in international markets and the Travel Retail channel. Higher pricing and an estimated net increase in distributor inventories in certain emerging and developed international markets positively impacted reported net sales. Jack Daniel’s RTD/RTP grew reported net sales 11% (+16% organic) driven by the introduction of the Jack Daniel’s & Coca-Cola RTD. In addition, reported net sales also benefited from innovation with the launch of Jack Daniel’s Bonded Tennessee Whiskey.
•Premium bourbons3, propelled by strong double-digit net sales growth from Woodford Reserve and Old Forester, delivered 23% reported net sales growth (+24% organic) driven by stronger consumer demand in the United States. Gains for Woodford Reserve were partially due to the estimated net increase in distributor inventories, while Old Forester’s growth was driven by higher volumes and pricing.

•Ready-to-Drinks3 (RTDs) growth continued to be driven by consumer preference for convenience and flavor. New Mix gained market share in Mexico as reported net sales grew 53% (+45% organic), fueled by higher volumes and prices.
•Reported net sales for the tequila portfolio increased 10% (+10% organic) with el Jimador and Herradura both delivering double-digit reported net sales growth. el Jimador grew reported net sales 13% (+14% organic) with broad-based growth across all geographic clusters, led by the Emerging markets and the United States. Herradura increased reported net sales 11% (+10% organic) driven by higher prices and volumes in Mexico and volumetric growth in the United States, partially due to an estimated net increase in distributor inventories.
Fiscal 2023 Market Results
•Reported net sales growth was broad-based across all geographic clusters and the Travel Retail channel reflecting the strength of the company’s premium portfolio of brands and strong consumer demand.
•Emerging3 markets grew reported net sales 18% (+24% organic) driven by the growth of Jack Daniel’s Tennessee Whiskey, led by the United Arab Emirates and Brazil, and continued very strong double-digit growth in Mexico fueled by New Mix RTD.
•As trends began to normalize, reported net sales in the United States grew 3% (+3% organic). This growth was driven by higher volumes of Woodford Reserve partially reflecting an estimated net increase in distributor inventories, higher prices across the portfolio led by the Jack Daniel’s family of brands, and the launch of the Jack Daniel’s & Coca-Cola RTD. Lower volumes of Jack Daniel’s Tennessee Whiskey and Korbel California Champagne partially offset the growth due to an estimated net decrease in distributor inventories.
•Developed International3 markets’ reported net sales increased 4% (+10% organic) due to volumetric growth and higher prices of Jack Daniel’s Tennessee Whiskey, and higher volumes of Jack Daniel’s RTD. Reported net sales growth in Developed International markets was led by Germany, Japan, Italy, and Belgium.
•The Travel Retail channel sustained strong growth with a reported net sales increase of 41% (+43% organic) driven by higher volumes across much of the portfolio, led by Jack Daniel’s Tennessee Whiskey, as travel continued to rebound.
Fiscal 2023 Other P&L Items
•Reported gross profit increased 4% (+9% organic). Gross margin contracted 180 basis points to 59.0%, driven by the impact of inflation on input costs, costs related to supply chain disruptions, and the negative effect of foreign exchange. These declines were partially offset by favorable price/mix and the removal of the E.U. and U.K. tariffs on American whiskey.
•Reported advertising expense grew 15% (+18% organic) driven by increased investment to support Jack Daniel’s Tennessee Whiskey, Woodford Reserve, Herradura, the launch of Jack Daniel’s Bonded and the Jack Daniel’s & Coca-Cola RTD in the United States. Reported selling, general, and administrative expenses increased 8% (+9% organic), largely driven by higher compensation-related expenses, higher discretionary spend, and costs related to the acquisition and integration of the Gin Mare and Diplomático brands.
•In fiscal 2023, a non-cash impairment charge of $96 million was recognized for the Finlandia brand name. A $52 million non-cash impairment charge for the Finlandia brand name was also recognized in fiscal 2022. The company also incurred expenses of $43 million related to the termination of certain distribution contracts in connection with the acquisition of Diplomático and Gin Mare.
•The company’s reported operating income decreased by 6% (+8% organic).
•Diluted earnings per share in fiscal 2023 declined by $0.12 largely driven by the effect of the acquisitions of Diplomático and Gin Mare (estimated $0.08 per share), higher non-cash impairment charges, largely related to the Finlandia brand name (estimated $0.06 per share), and higher pension settlement charges (estimated $0.02 per share).
Fiscal 2023 Financial Stewardship
During fiscal 2023, the company returned nearly $378 million to stockholders through its regular quarterly dividend. Brown-Forman, a member of the prestigious S&P 500 Dividend Aristocrats index, has paid regular quarterly cash dividends for 79 consecutive years and has increased the regular dividend for 39 consecutive years.
Fiscal 2024 Outlook
We are optimistic about our prospects for growth of organic net sales and organic operating income in fiscal 2024. We believe trends will normalize after two consecutive years of double-digit organic net sales growth. Accordingly, we expect the following in fiscal 2024:
•Reflecting the strength of our portfolio of brands, our pricing strategy, and strong consumer demand, we expect organic net sales growth in the 5% to 7% range.
•Based on the above organic net sales growth outlook, and our expectation that continued input cost pressures will be partially offset by lower supply chain disruption costs, we anticipate organic operating income growth in the 6% to 8% range.
•We expect our fiscal 2024 effective tax rate to be in the range of approximately 21% to 23%.
•Capital expenditures are planned to be in the range of $250 to $270 million.

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.
For more than 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel's Tennessee Whiskey, Jack Daniel's Ready-to-Drinks, Jack Daniel's Tennessee Honey, Jack Daniel's Tennessee Fire, Jack Daniel's Tennessee Apple, Gentleman Jack, Jack Daniel's Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft, The GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Sonoma-Cutrer, Finlandia, Chambord, Fords Gin, Gin Mare, and Diplomático Rum. Brown-Forman’s brands are supported by approximately 5,200 employees globally and sold in more than 170 countries worldwide. For more information about the company, please visit brown-forman.com. Follow us on LinkedIn, Instagram and Twitter.

Important Information on Forward-Looking Statements:
This press release contain statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel's family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Impact of health epidemics and pandemics, and the risk of the resulting negative economic impacts and related governmental actions
•Unfavorable global or regional economic conditions and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism, kidnapping, extortion, or other types of violence; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies, especially those affecting production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2022 and 2023
(Dollars in millions, except per share amounts)

	2022	2023	Change

Net sales	$996	$1,046	5%
Cost of sales	370	411	11%
Gross profit	626	635	2%
Advertising expenses	127	134	5%
Selling, general, and administrative expenses	195	201	4%
Other expense (income), net	58	2
Operating income	246	298	21%
Non-operating postretirement expense	11	2
Interest expense, net	19	27
Income before income taxes	216	269	24%
Income taxes	65	62
Net income	$151	$207	36%

Earnings per share:
Basic	$0.32	$0.43	36%
Diluted	$0.31	$0.43	36%

Gross margin	62.8%	60.8%
Operating margin	24.7%	28.5%

Effective tax rate	30.2%	23.2%

Cash dividends paid per common share	$0.1885	$0.2055

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,976	479,243
Diluted	480,456	480,397

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Twelve Months Ended April 30, 2022 and 2023
(Dollars in millions, except per share amounts)

	2022	2023	Change

Net sales	$3,933	$4,228	8%
Cost of sales	1,542	1,734	12%
Gross profit	2,391	2,494	4%
Advertising expenses	438	506	15%
Selling, general, and administrative expenses	690	742	8%
Other expense (income), net	59	119
Operating income	1,204	1,127	(6)%
Non-operating postretirement expense	13	29
Interest expense, net	77	81
Income before income taxes	1,114	1,017	(9)%
Income taxes	276	234
Net income	$838	$783	(7)%

Earnings per share:
Basic	$1.75	$1.63	(7)%
Diluted	$1.74	$1.63	(7)%

Gross margin	60.8%	59.0%
Operating margin	30.6%	26.7%

Effective tax rate	24.7%	23.0%

Cash dividends paid per common share	$1.7360	$0.7880

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,879	479,155
Diluted	480,565	480,465

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2022	April 30, 2023
Assets:
Cash and cash equivalents	$868	$374
Accounts receivable, net	813	855
Inventories	1,818	2,283
Other current assets	277	289
Total current assets	3,776	3,801

Property, plant, and equipment, net	875	1,031
Goodwill	761	1,457
Other intangible assets	586	1,164
Other assets	375	324
Total assets	$6,373	$7,777

Liabilities:
Accounts payable and accrued expenses	$703	$827
Accrued income taxes	81	22
Short-term borrowings	—	235
Current portion of long-term debt	250	—
Total current liabilities	1,034	1,084

Long-term debt	2,019	2,678
Deferred income taxes	219	323
Accrued postretirement benefits	183	171
Other liabilities	181	253
Total liabilities	3,636	4,509

Stockholders’ equity	2,737	3,268

Total liabilities and stockholders’ equity	$6,373	$7,777

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Twelve Months Ended April 30, 2022 and 2023
(Dollars in millions)

	2022	2023

Cash provided by operating activities	$936	$640

Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(1,195)
Additions to property, plant, and equipment	(138)	(183)
Other	11	23
Cash provided by (used for) investing activities	(127)	(1,355)

Cash flows from financing activities:
Proceeds from short-term borrowings, maturities greater than 90 days	—	600
Repayments of short-term borrowings, maturities greater than 90 days	—	(600)
Net change in other short-term borrowings	(196)	234
Repayment of long-term debt	—	(250)
Proceeds from long-term debt	—	648
Dividends paid	(831)	(378)
Other	(11)	(15)
Cash provided by (used for) financing activities	(1,038)	239

Effect of exchange rate changes	(47)	(14)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(276)	(490)

Cash, cash equivalents, and restricted cash at beginning of period	1,150	874

Cash, cash equivalents, and restricted cash at end of period	874	384
Less: Restricted cash at end of period	(6)	(10)
Cash and cash equivalents at end of period	$868	$374

Schedule A
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

Percentage change versus the prior year period ended	April 30, 2023		April 30, 2022
	3 Months	12 Months	Fiscal Year
Reported change in net sales	5%	8%	14%
Acquisitions and divestitures	(1%)	—%	2%
Foreign exchange	1%	3%	2%
Organic change in net sales[2]	4%	10%	17%

Reported change in gross profit	2%	4%	14%
Acquisitions and divestitures	(1%)	(1%)	1%
Foreign exchange	2%	5%	3%
Organic change in gross profit[2]	2%	9%	17%

Reported change in advertising expenses	5%	15%	10%
Acquisitions and divestitures	(4%)	(1%)	—%
Foreign exchange	2%	4%	2%
Organic change in advertising expenses[2]	3%	18%	11%

Reported change in SG&A	4%	8%	3%
Acquisitions and divestitures	(2%)	(2%)	—%
Foundation	—%	—%	3%
Foreign exchange	1%	3%	1%
Organic change in SG&A2	3%	9%	7%

Reported change in operating income	21%	(6%)	3%
Acquisitions and divestitures	1%	4%	14%
Foundation	—%	—%	(2%)
Impairment Charges	(21%)	3%	6%
Foreign exchange	2%	7%	6%
Organic change in operating income[2]	3%	8%	27%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule B
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Twelve months ended April 30, 2023

	Supplemental Information[3]
	Volumes (9-Liter Cases)				Net Sales % Change vs. 2022
Product Category / Brand Family / Brand[3]	Depletions (Millions)	% Change vs. Prior Year Period	Shipments (Millions)	% Change vs. Prior Year Period	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
Whiskey	21.8	6%	22.5	6%	6%	0%	4%	10%
JDTW	14.6	4%	15.1	4%	3%	0%	5%	8%
JDTH	2.1	1%	2.2	1%	0%	0%	3%	3%
Gentleman Jack	0.8	11%	0.9	13%	10%	0%	4%	14%
JDTF	0.7	6%	0.7	2%	0%	0%	6%	7%
JDTA	0.7	4%	0.7	(6%)	(7%)	0%	6%	(1%)
Woodford Reserve	1.7	15%	1.8	25%	26%	0%	1%	27%
Old Forester	0.5	12%	0.5	12%	14%	0%	0%	14%
Rest of Whiskey	0.6	17%	0.6	13%	10%	0%	5%	15%
Ready-to-Drink	21.7	16%	24.9	13%	18%	0%	2%	20%
JD RTD/RTP	11.7	10%	14.9	7%	11%	0%	4%	16%
New Mix	9.9	25%	9.9	25%	53%	0%	(8%)	45%
Tequila	2.5	6%	2.6	2%	10%	0%	(1%)	10%
Herradura	0.7	0%	0.7	4%	11%	0%	(1%)	10%
el Jimador	1.7	7%	1.7	5%	13%	0%	1%	14%
Wine	1.9	(8%)	1.9	(13%)	(6%)	0%	0%	(6%)
Vodka (Finlandia)	2.7	1%	2.7	1%	(9%)	0%	9%	0%
Rest of Portfolio	0.6	1%	0.6	0%	35%	(34%)	6%	7%
Non-branded & bulk	NM	NM	NM	NM	44%	8%	1%	53%
Total Portfolio	51.2	9%	55.1	8%	8%	0%	3%	10%

Other Brand Aggregations
Jack Daniel’s Family of Brands	31.1	7%	34.9	5%	4%	0%	5%	9%
American Whiskey	21.6	6%	22.3	6%	6%	0%	4%	10%
Premium Bourbons	2.2	14%	2.3	22%	23%	0%	1%	24%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule C
Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)
Twelve months ended April 30, 2023

	Net Sales % Change vs. Prior Year Period
Geographic Area[3]	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
United States	3%	0%	0%	3%
Developed International	4%	(1%)	7%	10%
Germany	5%	(1%)	8%	12%
Australia	1%	0%	5%	6%
United Kingdom	(5%)	0%	7%	1%
France	(18%)	0%	6%	(13%)
Canada	22%	0%	5%	27%
Japan	28%	0%	18%	45%
Rest of Developed International	21%	(5%)	10%	26%
Emerging	18%	0%	6%	24%
Mexico	37%	0%	(7%)	30%
Poland	(1%)	0%	14%	13%
Brazil	45%	0%	2%	48%
Rest of Emerging	9%	0%	11%	20%
Travel Retail	41%	(2%)	4%	43%
Non-branded and bulk	44%	8%	1%	53%
Total	8%	0%	3%	10%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated, and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding.

Schedule D
Brown-Forman Corporation
Supplemental Information (Unaudited) — Estimated Net Change in Distributor Inventories[3]
Twelve months ended April 30, 2023

Geographic Area3 - Net Sales	Estimated Net Change in Distributor Inventories[3]
United States	(2%)
Developed International	1%
Emerging	3%
Travel Retail	(1%)
Non-Branded and Bulk	—%

Product category / brand family / brand[1]
Whiskey	—%
JDTW	(1%)
JDTH	1%
Gentleman Jack	2%
JDTF	(2%)
JDTA	(11%)
Woodford Reserve	8%
Old Forester	(1%)
Rest of Whiskey	(1%)
Ready-to-Drink	2%
JD RTD/RTP	3%
New Mix	—%
Tequila	(2%)
Herradura	4%
el Jimador	(1%)
Wine	(6%)
Vodka (Finlandia)	1%
Rest of Portfolio	(2%)
Non-branded and bulk	—%

Statement of Operations Line Items
Net Sales	—%
Cost of Sales	—%
Gross Profit	—%
Operating Income	—%

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.
Note: Totals may differ due to rounding.

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We use some financial measures in this press release that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures of the statements of operations: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income) net; (g) organic operating expenses*; and ; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) foreign exchange, (3) impairment charges, and (4) a commitment to our charitable foundation. We explain these adjustments below.
•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, which resulted in a pre-tax gain of $127 million, and entered into a related transition services agreement (TSA) for these brands. This adjustment removes (a) transaction and integration costs related to the divestitures, (b) the gain on sale of Early Times, Canadian Mist, and Collingwood and related assets, (c) operating activity for the non-comparable periods for Early Times, Canadian Mist, and Collingwood, and (d) the net sales and operating expenses recognized pursuant to the TSA related to (i) contract bottling services and (ii) distribution services in certain markets. With respect to comparisons of fiscal 2022 and fiscal 2021, the non-comparable period is the first quarter of fiscal 2021. With respect to comparisons of fiscal 2023 and fiscal 2022, the non-comparable period is the first quarter of fiscal 2022.
During the third quarter of fiscal 2021, we acquired Part Time Rangers Holdings Limited, which owns Part Time Rangers RTDs. This adjustment removes (a) transaction and integration costs related to the acquisition and (b) operating activity for the acquired business for the non-comparable period. With respect to comparisons of fiscal 2022 to fiscal 2021, the non-comparable period is primarily activity in the first and second quarters of fiscal 2022.
During the third quarter of fiscal 2023, we acquired Gin Mare Brand, S.L.U. and Mareliquid Vantguard, S.L.U., which own the Gin Mare brand (Gin Mare). Also, during the third quarter of fiscal 2023, we acquired (a) International Rum and Spirits Distributors Unipessoal, Lda., (b) Diplomático Branding Unipessoal Lda., (c) International Bottling Services, S.A., (d) International Rum & Spirits Marketing Solutions, S.L., and (e) certain assets of Destilerias Unidas Corp., which collectively own the Diplomático Rum brand and related assets (Diplomático). This adjustment removes, (a) transaction, transition, and integration costs related to the acquisitions, (b) operating activity for Gin Mare for the non-comparable period, which is activity in the third and fourth quarters of fiscal 2023, and (c) operating activity for Diplomático for the non-comparable period, which is activity in the third and fourth quarters of fiscal 2023. We believe that these adjustments allow for us to better understand our organic results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across

*Organic operating expenses include organic advertising expenses, organic SG&A expenses, and organic other expenses (income), net.

periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Impairment Charges.” This adjustment removes the impact of impairment charges from our results of operations. During the first three quarters of fiscal 2022, we recognized non-cash impairment charges of $9 million for certain fixed assets. During the fourth quarter of fiscal 2022, we recognized a non-cash impairment charge of $52 million for our Finlandia brand name. During the third quarter of fiscal 2023, we recognized an additional non-cash impairment charge of $96 million for the Finlandia brand name. We believe that these adjustments allow for us to better understand our organic results on a comparable basis.
•“Foundation.” During the fourth quarter of fiscal 2021, we committed $20 million to the Brown-Forman Foundation (the Foundation) to support the communities where our employees live and work. This adjustment removes the $20 million commitment to the Foundation from our organic SG&A expenses and organic operating income to present our organic results on a comparable basis.
We use the non-GAAP measure “organic change,” along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact on our GAAP income statement measures.
In addition to the non-GAAP financial measures presented, we believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors, and retailers. Accordingly, we also provide information concerning estimated fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products. See Schedule D of this press release.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.
In Schedule C and Schedule D, we provide supplemental information for our top markets ranked by percentage of reported net sales. In addition to markets listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our top developed international markets were Germany, Australia, the United Kingdom, France, Canada, and Japan. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our top emerging markets were Mexico, Poland, and Brazil. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes our net sales of used barrels, contract bottling, and non-branded bulk whiskey and wine, regardless of customer location.

Brand Aggregations.
In Schedule B and Schedule D, we provide supplemental information for our top brands ranked by percentage of reported net sales. In addition to brands that are listed by name, we include the following aggregations outlined below.
Beginning in fiscal 2023, we began presenting “Ready-to-Drink” products as a separate aggregation due to its more significant contribution to our growth in recent years and industry-wide category growth trends. “Whiskey” no longer contains Jack Daniel’s ready-to-drink (RTD) and ready-to-pour (RTP), and “Tequila” no longer includes New Mix. These brands are now included in the “Ready-to-Drink” brand aggregation.
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Benriach, Glenglassaugh, Slane Irish Whiskey, and Coopers’ Craft.
•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below) and premium bourbons (defined below).
•“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel's expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD/RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s Double Jack, Jack Daniel’s & Coca-Cola RTD, and other malt- and spirit-based Jack Daniel’s RTDs, along with Jack Daniel’s Winter Jack RTP.
•“Jack Daniel’s & Coca-Cola RTD” includes all Jack Daniel’s and Coca-Cola RTD products and Jack Daniel’s bulk whiskey shipments to The Coca-Cola Company.
•“Tequila” includes the Herradura family of brands (Herradura), el Jimador, and other tequilas.
•“Wine” includes Korbel California Champagne and Sonoma-Cutrer wines.
•“Vodka” includes Finlandia.
•“Rest of Portfolio” includes Chambord, Gin Mare, Korbel Brandy, Diplomático, and Fords Gin.
•“Non-branded and bulk” includes our net sales of used barrels, contract bottling, and non-branded bulk whiskey and wine.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), JD RTD/RTP, Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Bonded, Jack Daniel’s Sinatra Select, Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Bottled-in-Bond, Jack Daniel’s Triple Mash, Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s 10 Years Old, and Jack Daniel’s 12 Years Old.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this report, unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) where Brown-Forman is the distributor, shipments directly to retail or wholesale customers or (b) where Brown-Forman is not the distributor, shipments from distributor customers to retailers and wholesalers. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-commerce channels, as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of consumer demand trends.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:
•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.